EXHIBIT 10.4

MARCH 19, 2007 AMENDMENT TO

THE 1993 STOCK PLAN FOR NON-EMPLOYEE DIRECTORS

The 1993 Stock Plan for Non-Employee Directors, as amended, is amended to include the following new Section 6.4.4:

6.4.4 Governmental Service.

(a) If an Eligible Director resigns as a director of the Company as a result of accepting employment at a governmental department or agency, self-regulatory agency or other public service employer (a “Governmental Employer”), then, provided that the Eligible Director provides the Company with satisfactory evidence demonstrating that as a result of such new employment the divestiture of the Eligible Director’s continued interest in Company equity awards or continued ownership of Stock is reasonably necessary to avoid the violation of U.S. federal, state or local or non-U.S. ethics law or conflicts of interest law applicable to the Eligible Director at such Governmental Employer, all Stock Units credited to the Eligible Director’s Stock Unit Account shall be distributed in accordance with Section 6.4.3 on or as soon as administratively practicable after the date of such Eligible Director’s resignation.

(b) If, following the termination of an Eligible Director’s service as a director of the Company, the Eligible Director accepts employment with a Governmental Employer then, provided that the Eligible Director provides the Company with satisfactory evidence demonstrating that as a result of such employment the divestiture of the Eligible Director’s continued interest in Company equity awards or continued ownership of Stock is reasonably necessary to avoid the violation of U.S. federal, state or local or non-U.S. ethics law or conflicts of interest law applicable to the Eligible Director at such Governmental Employer, all Stock Units credited to the Eligible Director’s Stock Unit Account shall be distributed in accordance with Section 6.4.3 on or as soon as administratively practicable after the date on which the Eligible Director provides the Company with such satisfactory evidence.